Exhibit 10.1
NONQUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT is entered into as of December 7, 2009 between Joy Global Inc., a Delaware Corporation, (the “Company”) and (the “Employee”). In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and the Employee agree as follows:
     1. Grant of Stock Option.
(a)	Subject to the provisions of this Agreement and to the provisions of the Joy Global Inc. 2007 Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby grants to the Employee as of December 7, 2009 (the “Grant Date”) the right and option (the “Stock Option”) to purchase shares of common stock of the Company, par value $1.00 per share (“Common Stock”), at the exercise price of $52.81 per share. The Stock Option is a Nonqualified Stock Option. Unless earlier terminated pursuant to the terms of this Agreement, the Stock Option shall expire on the tenth anniversary of the Grant Date. Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.

(b)	Employee agrees to comply with the Company’s Executive Leadership Team Stock Ownership Policy, which is attached as Exhibit 1, with respect to this Stock Option Agreement.

(c)	If for any reason the Employee does not acknowledge and accept this Agreement by 5:00 p.m. Milwaukee time on December 6, 2010, then (1) the Employee shall be considered to have declined the grant of the Stock Option, (2) the Company’s grant of the Stock Option shall be deemed automatically rescinded and the Stock Option shall be null and void and (3) the Employee’s acceptance of this Agreement after such time shall have no legal effect and the Company shall not be bound by any such acceptance.

     2. Exercisability of the Stock Option. The Stock Option shall become vested and exercisable as follows: one-third of the shares covered thereby (rounded up to the next whole share) on December 7, 2010 an additional one-third of such shares (rounded up to the next whole share) on December 7, 2011, and the remainder of such shares on December 7, 2012, subject in each case to the prior termination of the Stock Option. Notwithstanding the foregoing, the Stock Option, to the extent outstanding, shall become immediately vested and fully exercisable upon (a) a Change in Control or (b) a Termination of Employment due to death or Disability. For purposes of this Agreement, Change in Control shall have the meaning set forth in the Plan. Upon the effective date of the Employee’s Termination of Employment for any reason other than death or Disability, any portion of the Stock Option that is not vested as of such date in accordance with the foregoing provisions of this Paragraph 2 shall cease vesting and terminate immediately.
     3. Method of Exercise of the Stock Option.
(a)	The portion of the Stock Option as to which the Employee is vested shall be exercisable by delivery to the Secretary of the Company of a written notice stating the number of whole shares to be purchased pursuant to this Agreement and the date on which the Employee elects to exercise the Stock Option and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased.

(b)	The full purchase price of the Stock Option shall be paid in cash, by wire transfer, or by certified check or bank draft payable to the order of the Company, by exchange of shares of unrestricted Common Stock of the Company already owned by the Employee (that have been purchased on the open market by the Employee or held for at least six months prior to exercise) and having an aggregate Fair Market Value equal to the full purchase price, or by any other procedure approved by the Committee, or by a combination of the foregoing.

(c)	Notice and payment may also be made through a brokerage firm pursuant to an arrangement approved by the Company in advance.
     4. Terminations of Employment.
(a)	If the Employee incurs a Termination of Employment due to Disability, the Stock Option, to the extent outstanding at the time of such Termination of Employment, shall become immediately vested and fully exercisable and may be exercised by the Employee at any time prior to the first to occur of (i) one year after such Termination of Employment or (ii) the expiration date of the Stock Option, and shall thereafter expire.

(b)	If the Employee incurs a Termination of Employment due to death, the Stock Option, to the extent outstanding at the time of such Termination of Employment, shall become immediately vested and fully exercisable and may be exercised by the Employee’s estate or by a person who acquired the right to exercise such Stock Option by bequest or inheritance or otherwise by reason of the death of the Employee at any time prior to the first to occur of (i) one year after such

Termination of Employment or (ii) the expiration date of the Stock Option, and shall thereafter expire.

(c)	If the Employee incurs a Termination of Employment due to Retirement, the portion of the Stock Option, if any, which is exercisable at the time of such Termination of Employment may be exercised at any time prior to the first to occur of (i) three years after such Termination of Employment or (ii) the expiration date of the Stock Option, and shall thereafter expire. Any portion of the Stock Option that is not exercisable at the time of such Termination of Employment shall expire as of such Termination of Employment.

(d)	If the Employee incurs a voluntary Termination of Employment by the Employee (other than Retirement), the portion of the Stock Option, if any, which is exercisable at the time of such Termination of Employment may be exercised at any time prior to the first to occur of (i) 30 days after such Termination of Employment or (ii) the expiration date of the Stock Option, and shall thereafter expire. Any portion of the Stock Option that is not exercisable at the time of such Termination of Employment shall expire as of such Termination of Employment.

(e)	If the Employee incurs a Termination of Employment by the Company without Cause, the portion of the Stock Option, if any, which is exercisable at the time of such Termination of Employment may be exercised at any time prior to the first to occur of (i) 90 days after such Termination of Employment or (ii) the expiration date of the Stock Option, and shall thereafter expire. Any portion of the Stock Option that is not exercisable at the time of such Termination of Employment shall expire as of such Termination of Employment.

(f)	If the Employee incurs a Termination of Employment by the Company for Cause, the entire Stock Option shall immediately expire as of such Termination of Employment.
     5. Nontransferability. The Stock Option is not transferable by the Employee, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Stock Option made, or any attachment, execution, garnishment, or lien issued against or placed upon the Stock Option, except as provided in the Plan, shall be void.
     6. No Shareholder Rights Before Exercise. The Employee or a transferee of the Stock Option shall have no rights as a shareholder with respect to any shares covered by the Stock Option until the Employee or transferee has given written notice of exercise, has paid in full for such shares and, if requested by the Company, has given the representation described in Section 12(a) of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date the events set forth above in this Paragraph 6 have occurred.
     7. Adjustment in the Event of Change in Stock. In the event of a stock split, spin-off, or other distribution of stock or property of the Company, or any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), the number of shares subject to the Stock Option and the exercise price per share shall be equitably adjusted by the Committee as it determines to be appropriate in its sole discretion; provided, however, that the number of shares subject to the Stock Option shall always be a whole number. In the event of any other change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding) or a corporate transaction, such as any merger, consolidation or separation or any partial or complete liquidation of the Company, the number and kind of shares subject to the Stock Option and/or the exercise price per share may be adjusted by the Board or Committee as the Board or Committee may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to the Stock Option shall always be a whole number. The determination of the Board or Committee regarding any adjustment will be final and conclusive.
     8. Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of the Stock Option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
     9. Other Restrictions on Exercisability. The exercise of the Stock Option and the delivery of share certificates upon such exercise shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law or (b) the consent or approval of any government regulatory body is, in the case of (a) or (b), necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event such exercise shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
     10. Taxes and Withholdings. No later than the date of exercise of the Stock Option granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the exercise of such Stock Option, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind due to the Employee federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the exercise of such Stock Option.
     11. Confidential Information; Noncompetition; Nonsolicitation.
Nothing in this Agreement or that follows limits the Company’s or Affiliates’ rights with respect to Trade Secrets which are defined by and protected by Wis. Stat. § 134.90.
(a)	The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that the Employee obtains during the Employee’s employment by the Company or any of its Affiliates and that (i) is not public knowledge or (ii) became public knowledge as a result of the Employee’s violation of this Paragraph 11.(a) (“Confidential Information”). The Employee acknowledges that the Confidential Information is highly sensitive and proprietary and includes, without limitation: product design information, product specifications and tolerances, manufacturing processes and methods, information regarding new product or new feature development, information regarding how to satisfy particular customer needs, expectations and applications, information regarding strategic or tactical planning, information regarding pending or planned competitive bids, information regarding costs, margins, and methods of estimating, and information regarding key employees. The Employee shall not communicate, divulge or disseminate Confidential Information to any person, firm, corporation, partnership or entity of any kind whatsoever under any circumstances reasonably likely to result in the use of such Confidential Information to the Company or any of its Affiliates’ competitive disadvantage at any time during or after the Employee’s employment by the Company or any of its Affiliates, for a period of two (2) years following the Termination of Employment, except with the prior written consent of the Company or as otherwise required by law or legal process.

All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company or any of its Affiliates are acknowledged to be the property of the Company or the applicable Affiliate(s) and shall not be duplicated, removed from the possession or premises of the Company or such Affiliate(s) or made use of other than in pursuit of the business of the Company and its Affiliates or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, Employee shall deliver to the Company (or the applicable Affiliate, if the Employee is employed outside the United States), without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control.

(b)	The Employee acknowledges that his or her employment may place him or her in a position of contact and trust with customers of the Company or its Affiliates, and that in the course of employment the Employee may be given access to and asked to maintain and develop relationships with such customers. The Employee acknowledges that such relationships are of substantial value to the Company and its Affiliates and that it is reasonable for the Company to seek to prevent Employee from giving competitors unfair access to such relationships.

(c)	Prior to and through an eighteen-month period following the Termination of Employment date, the Employee will not, except upon prior written permission signed by the President or an Executive Vice President of the Company, consult with or advise or, directly or indirectly, as owner, partner, officer or employee, engage in business with any company or entity in competition with the Company or any of its Affiliates in the business of manufacturing, selling, servicing, or repairing equipment or parts for the surface mining industry, including but not limited to, those entities set forth in the attached Exhibit 2 and in a capacity where Confidential Information or Trade Secrets of the Company or any of its Affiliates would reasonably be considered useful. Notwithstanding the foregoing, the Employee may make and retain investments in not more than three percent of the equity of any such company if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(d)	Prior to and through a two-year period following the Termination of Employment date, the Employee will not, directly or indirectly solicit or induce for employment on behalf of any company or entity in competition with the Company or any of its Affiliates in the business of manufacturing, selling, servicing or repairing mining equipment or parts, including but not limited to, those entities set forth in the attached Exhibit 2 (other than any personal assistant hired to work directly for the Employee), any individual employed by the Company or any of its Affiliates on the Termination of Employment date or any person who was so employed by the Company or any of its Affiliates at any time during the preceding three months.

(e)	Prior to and through a one-year period following the Termination of Employment, the Employee will not, directly or indirectly, interfere with, or endeavor to entice away from Company or any of its Affiliates, any person, firm, corporation, partnership or entity of any kind whatsoever which is a customer of Company or any of its Affiliates, or which was a customer of Company or any of its Affiliates, within one year prior to the Termination of Employment date, and, which the Employee regularly performed services for, or regularly dealt with, or regularly had contact with such customer on behalf of the Company or any of its Affiliates, and the Employee obtained knowledge, as a result of his or her position with the Company or any of its Affiliates, which would be beneficial to Employee’s efforts to convince such customer to cease doing business with the Company or any of its Affiliates, in whole or in part.

(f)	In the event of a breach of the Employee’s covenants under this Paragraph 11, the entire Stock Option shall immediately expire as of the date of such breach. The Employee acknowledges and agrees that such expiration is not expected to adequately compensate the Company and its Affiliates for any such breach and that such expiration shall not substitute for or adversely affect the remedies to which the Company or any of its Affiliates is entitled under Paragraph 11(g) or at law.

(g)	In the event of a breach of the Employee’s covenants under this Paragraph 11, it is understood and agreed that the Company and any Affiliate(s) that employed the Employee shall be entitled to injunctive relief, as well as any other legal or equitable remedies. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee in Paragraphs 11(a), (b), (c), (d) and (e) of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company and any Affiliate(s) that employed the Employee shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company or its Affiliates may have.

(h)	The Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the federal courts of the United States of America, located in Milwaukee, Wisconsin, in respect of all disputes involving Confidential Information, trade secrets or the violation of the provisions of this Paragraph 11 and the interpretation and enforcement of this Paragraph 11, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 11.
     12. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:

If to the Company:	Joy Global Inc. 100 East Wisconsin Avenue, Suite 2780 Milwaukee, WI 53202 Attention: Corporate Secretary Facsimile: 414-319-8520
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 12. Notice and communications shall be effective when actually received by the addressee.
     13. Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Employee pursuant to Paragraph 5.
     14. Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws with the exception of Paragraph 11, which will be interpreted, enforced, and governed by the laws of the State of Wisconsin.
     15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by that provision and that provision shall be enforced to the greatest extent permitted by law.
     16. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.
     17. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
     18. Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     19. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.
     20. Miscellaneous.
(a)	This Agreement shall not confer upon the Employee any right to continue as an employee of the Company or any of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate the employment of the Employee at any time.

(b)	This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
     IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC. Sean D. Major Executive Vice President, General Counsel and Secretary EMPLOYEE:
By:

EXHIBIT 1
EXECUTIVE LEADERSHIP TEAM
STOCK OWNERSHIP POLICY
     Members of the Company’s Executive Leadership Team are subject to the following minimum ownership requirements for shares of the Company’s common stock:
•	CEO: Five times annual salary. Until the five times annual salary requirement has been met, the executive is required to retain shares of Common Stock having a market value at least equal to 50% of the pre-tax compensation realized upon settlement of any restricted stock units, payment of any performance shares, exercise of any stock options or settlement of any other stock awards. After the five times annual salary requirement has been met, the CEO is required to retain, at the retention rate specified in the preceding sentence, a sufficient number of shares of Common Stock received by the CEO from subsequent settlements of restricted stock units, payments of performance shares, exercises of stock options and settlements of other stock awards as may be necessary at that time to satisfy the five times annual salary requirement.

•	Other Executive Officers: Two and one-half times annual salary. Until the two and one-half times annual salary requirement has been met, the executive is required to retain shares of Common Stock having a market value at least equal to 25% of the pre-tax compensation realized upon settlement of any restricted stock units, payment of any performance shares, exercise of any stock options or settlement of any other stock awards. After the two and one-half times annual salary requirement has been met, the executive is required to retain, at the retention rate specified in the preceding sentence, a sufficient number of shares of Common Stock from subsequent settlements of restricted stock units, payments of performance shares, exercises of stock options and settlements of other stock awards as may be necessary at that time to satisfy the two and one-half times annual salary requirement.

•	Each executive shall not sell, transfer or otherwise dispose of shares of Common Stock (i) until the respective ownership requirement has been met or (ii) after the respective ownership requirement has been met, to the extent that the executive would no longer satisfy the ownership requirement immediately following such sale, transfer or other disposition.

•	For the purposes of this policy, restricted stock units, performance shares and stock options shall not be considered to be shares of Common Stock.

EXHIBIT 2
COMPANIES
     This Exhibit forms a part of the Nonqualified Stock Option Agreement, entered into as of December 7, 2009, between Joy Global Inc. and Employee.
1.	Bucyrus International, Inc.

2.	Cogar Manufacturing Inc.

3.	Eickhoff Corporation

4.	FMC Technologies Inc.

5.	Fletcher International or Fletcher Asset Management

6.	Longwall Associates, Inc.

7.	Sandvik AB

8.	SANY Group Co. Ltd.